CONSENT OF INDEPENDENT ACCOUNTANTS

Summit Securities, Inc.
Spokane, Washington

      We consent to the incorporation by reference in this Amendment 1 to Registration Statement on Form S-2 (File No. 333-43829) of our reports, which include an explanatory paragraph describing changes in the methods of accounting for the transfer and servicing of financial assets in fiscal 1997 and for impaired loans in fiscal 1996, dated November 21, 1997 on our audits of the consolidated financial statements and financial statement schedules of Summit Securities, Inc. and Subsidiaries as of September 30, 1997 and 1996 and for each of the three years in the period ended September 30, 1997, which report is included in the Annual Report on Form 10-K.

      We also consent to the reference of our firm under the caption
"Experts."

                        /s/ COOPERS & LYBRAND L.L.P.

                        _____________________________
                        COOPERS & LYBRAND L.L.P.


Spokane, Washington
February 25, 1998
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